Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

FOOD TECHNOLOGY SERVICE, INC.

In compliance with Chapter 607 and/or Chapter 621, F.S., these Restated Articles of Incorporation of FOOD TECHNOLOGY SERVICE, INC. are hereby adopted.

ARTICLE I. NAME

The name of the corporation is FOOD TECHNOLOGY SERVICE, INC. (the “Corporation”).

ARTICLE II. ADDRESS

The principal and mailing address of the Corporation is 3 Parkway North, # l00N, Deerfield, IL 60015.

ARTICLE III. COMMENCEMENT OF EXISTENCE

The existence of the Corporation will commence on the date of filing of these Articles of Incorporation.

ARTICLE IV. PURPOSE

The Corporation is organized to engage in any activity or business permitted under the laws of the United States and Florida.

ARTICLE V. AUTHORIZED SHARES

The maximum number of shares that the Corporation is authorized to have outstanding at any time is 1,000 shares of common stock having $0.01 par value per share.

ARTICLE VI. REGISTERED OFFICE AND AGENT

The street address of the registered office of the Corporation is 1201 Hays Street Tallahassee, FL 32301-2657 and the name of the Corporation’s registered agent at that address is Corporation Service Company.

ARTICLE VII. BYLAWS

The power to adopt, alter, amend or repeal bylaws shall be vested in the board of directors and the shareholders, except that the board of directors may not amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that the bylaw is not subject to amendment or repeal by the directors.

ARTICLE VIII. AMENDMENTS

The Corporation reserves the right to amend, alter, change, or repeal any provision in these Articles of Incorporation in the manner prescribed by law, and all rights conferred on shareholders are subject to this reservation.

CERTIFICATE DESIGNATING PLACE OF BUSINESS OR DOMICILE FOR THE SERVICE OF PROCESS WITHIN THIS STATE, NAMING AGENT UPON WHOM PROCESS MAY BE SERVED.

Pursuant to Chapter 48.091, Florida Statutes, the following is submitted:

That FOOD TECHNOLOGY SERVICE, INC. with its registered office as indicated in the Articles of Incorporation at 1201 Hays Street Tallahassee, FL 32301-2657 has named Corporation Service Company as its agent to accept service of process within this state.

ACKNOWLEDGMENT:

Having been named to accept service of process for the Corporation named above, at the place designated in this certificate, the undersigned agrees to act in that capacity, to comply with the provisions of the Florida Business Corporation Act, and is familiar with, and accepts, the obligations of that position.

Dated this 5th day of March, 2014.

Corporation Service Company

By:	/s/ Elizabeth R. Konieczny
Name:	Elizabeth R. Konieczny
Title:	Asst. Vice President

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